As filed with the Securities and Exchange Commission on May 2, 2014.

Registration No.  333-136698

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

BEMIS COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Missouri (State or Other Jurisdiction of Incorporation or Organization)	43-0178130 (I.R.S. Employer Identification No.)

One Neenah Center, 4th Floor Neenah, Wisconsin (Address of Principal Executive Offices)	54957-0669 (Zip Code)

Bemis Company, Inc. 2007 Stock Incentive Plan

(Full Title of the Plan)

Sheri H. Edison
Vice President, General Counsel and Secretary
Bemis Company, Inc.
One Neenah Center, 4th Floor
Neenah, Wisconsin 54957-0669
(Name and Address of Agent for Service)

Telephone number, including area code, of agent for service:  (920) 727-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer ☒   Accelerated Filer ☐    Non-accelerated Filer ☐   Smaller Reporting Company ☐

BEMIS COMPANY, INC.

EXPLANATORY NOTE

Bemis Company, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 17, 2006 (Registration Statement No. 333-136698 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Bemis Company, Inc. 2007 Stock Incentive Plan (the “2007 Plan”).  The Prior Registration Statement registered 6,000,000 shares of Common Stock.

The Company has since adopted a new equity incentive plan, the Bemis Company, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), which replaces the 2007 Plan.  As of May 1, 2014, the date the Company’s shareholders approved the 2014 Plan, no future awards may be made under the 2007 Plan.  According to the terms of the 2014 Plan, the shares of Common Stock that remained available for grant under the 2007 Plan as of May 1, 2014 are available for issuance under the 2014 Plan.  The total number of shares of Common Stock available for grant under the 2007 Plan and carried over to the 2014 Plan on May 1, 2014 was 3,282,170 (referred to herein as the “Carryover Shares”). The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the Carryover Shares now available to be issued and sold pursuant to the 2014 Plan.  The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neenah, State of Wisconsin on May 2, 2014.

BEMIS COMPANY, INC.

By	/s/ Henry J. Theisen
Henry J. Theisen
Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry J. Theisen and Sheri H. Edison and each or either of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign (i) a Registration Statement and any or all amendments (including post-effective amendments) to such Registration Statement with respect to the Company’s 2014 Stock Incentive Plan and (ii) any and all amendments (including post-effective amendments) to the Registration Statement with respect to the Company’s 2007 Stock Incentive Plan, and, in each case, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned has hereunto set the undersigned’s hand this 1st of May, 2014.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below on May 1, 2014 by the following persons in the capacities indicated:

/s/ Henry J. Theisen	/s/ Jerry S. Krempa
Henry J. Theisen, Chairman of the Board of Directors, President and Chief Executive Officer	Jerry S. Krempa, Vice President and Controller (principal financial and accounting officer)

/s/ Ronald J. Floto	/s/ David S. Haffner
Ronald J. Floto, Director	David S. Haffner, Director

/s/ William L. Mansfield	/s/ Timothy M. Manganello
William L. Mansfield, Director	Timothy M. Manganello, Director

/s/ Edward N. Perry	/s/ Paul S. Peercy
Edward N. Perry, Director	Paul S. Peercy, Director

/s/ Holly A. Van Deursen	/s/ David T. Szczupak
Holly A. Van Deursen, Director	David T. Szczupak, Director

/s/ Philip G. Weaver
Philip G. Weaver, Director